                                                                 Exhibit (e) (5)

                                  May 7, 1999


Wayne Hummer Investments L.L.C.
300 South Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

     This is to advise you that Wayne Hummer Investment Trust (the "Fund") has established a new series of shares to be known as Wayne Hummer CorePortfolio Fund (the "New Series"). In accordance with the contemplation of adding portfolios in the third WHEREAS clause of the Amended and Restated Distribution Agreement dated January 23, 1999 and the third WHEREAS clause of the Shareholder Service Agreement dated August 1, 1998 between the Fund and Wayne Hummer Investments L.L.C., the Fund hereby requests that you act as Distributor and Shareholder Service Agent for the New Series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

                              WAYNE HUMMER INVESTMENT TRUST


                              By:  /s/ Philip M. Burno
                                 -------------------------
                                 Philip M. Burno, Chairman

Agreed to this 7th day of May, 1999.

WAYNE HUMMER INVESTMENTS L.L.C.May 6, 1999


By:  /s/ Raymond L. Kratzer
   --------------------------------
   Chief Executive Officer